Exhibit 99
Attachment to Form 5A of
Central Cooperative Bank ESOP

This amended Form 5 is being filed
to reportthat the dispositions of
shares reported on the original
Form 5 filed on May 15, 2009 did
not occur. The reported dispositions
related to transactions in allocated
ESOP shares that are not beneficially
owned by the reporting person and
are not subject to Section
16 reporting by the reporting person.
This Form 5A also restates the number
of unallocated shares held by the ESOP
Trust as of October 31, 2008 to
reflect distributions from the ESOP
to ESOP participant accounts that are
not required to be reported.
The beneficial amount reported
reflects the allocation to ESOP
participants of 16,374 shares as of
October 31, 2006, which shares were
distributed to ESOP participant
accounts on June 2, 2007; 20,213
shares allocated to ESOP participants
as of October 31, 2007, which shares
were distributed to ESOP participant
accounts on June 11, 2008; and
21,607 shares allocated to ESOP
participantsas of October 31, 2008,
which shares were distributed
to ESOP participant accounts
on June 5, 2009.